Exhibit 23.11

Deloitte Touche Tohmatsu Av. Presidente Wilson, 231 - 8° e 22° andares 20030-021 - Rio de Janeiro - RJ Brasil

Telefone : (21) 3981-0500 Fac-simile: (21) 3981-0600 www.deloitte.com.br	Deloitte Touche Tohmatsu

CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in and/or incorporation by reference into the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce and all amendments thereto, of our report dated January 16, 2003 on the financial statements of Companhia Ítalo-Brasileira de Pelotizaçāo – ITABRASCO as of December 31, 2002, and to the filing of this consent as an exhibit to such Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Rio de Janeiro - RJ

October 9th, 2003